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                                                                   Exhibit 10.16


                              EMPLOYMENT AGREEMENT



      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 15th day of June, 1998, by and between REGENERATION TECHNOLOGIES, INC., a Florida corporation (the "Corporation") and THOMAS BREWER ("Employee").

      WHEREAS, the Corporation is engaged in the business of manufacturing products from bone tissue in Alachua, Florida; and

      WHEREAS, the Corporation desires to employ Employee and Employee desires to accept such employment during the term of this Agreement and upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises and the benefits accruing to the parties hereto, the parties agree as follows:

      1. Employment. The Corporation hereby agrees to employ Employee, and Employee hereby agrees to accept such employment, to render services on behalf of the Corporation as Director of Marketing. The duties of Employee shall be those established by the Corporation's Board of Directors, or its officers, from time to time.

      2. Devotion to Employment. During the term of this Agreement, Employee shall devote his full time on behalf of the Corporation, and Employee shall not engage in any other gainful employment without the written consent of the Corporation. Provided, however, that nothing contained herein shall prohibit Employee from investing or trading in stocks, bonds, commodities or other forms of investment, including real property.


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      3. Term of Agreement. This Agreement shall be effective as of the date first written above, and it shall continue in full force and effect for a period of five (5) years unless sooner terminated as hereinafter provided.

      4. Compensation.

            (a) Annual Salary. The Corporation shall pay to Employee as compensation for his services a salary of One Hundred Forty-Eight Thousand Dollars ($148,000.00) per year, payable in equal biweekly installments. Employee's salary shall be reviewed annually by the Corporation's Board of Directors, at which time Employee's salary may be adjusted as mutually agreed upon by Employee and the Corporation's Board of Directors.

            (b) Performance Bonus. To provide greater incentive for Employee by rewarding him with additional compensation, a cash bonus may be paid to Employee at any time during the year, or after the close of the year, based upon the performance of the Corporation and the performance of Employee during such year; provided, however, that the payment of any such bonus and the amount thereof shall be within the sole discretion of the Corporation's Board of Directors. In making such determination, the Directors will consider the following:

                  (i) The net profits of the Corporation for the year;

                  (ii) The base salary of Employee;

                  (iii) Employee's overall performance as an employee of
                        the Corporation;

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                  (iv) A comparison of Employee's performance with the
performance of the other employees of the Corporation; and

                  (v) Such other matters as may be considered appropriate by the Directors.

      The performance bonus described herein, if any, shall not exceed twenty percent (20%) of Employee's base annual salary.

            (c) Stock of the Corporation. The Corporation shall issue to Employee the option to purchase Forty-Five Thousand (45,000) shares of common stock of the Corporation (the "Shares") at a price and on the terms set forth in the "Regeneration Technologies, Inc. Omnibus Stock Plan." The Shares shall be issued as described therein only upon Employee's execution of a Stock Restriction Agreement for Regeneration Technologies, Inc. (the "Stock Restriction Agreement"), which, inter alia restricts the transfer of the Shares and contains certain buy-back provisions regarding the Shares upon the termination of Employee's employment with the Corporation.

            (d) Withholding, FICA, FUTA. Employee's salary and performance bonus, if any, shall be subject to, and reduced by, applicable federal income tax withholding and FICA tax, and any other taxes imposed by law.

      5. Fringe Benefits. During the term of this Agreement, Employee shall be entitled to all fringe benefits offered generally to the Corporation's managerial employees as established or modified from time to time by the Corporation, subject always to the rules in effect regarding participation in such plans. Notwithstanding the foregoing, Employee shall not be entitled to receive health insurance, life insurance, or long term disability insurance


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until the three month waiting period, commencing on Employee's first day of performance hereunder, has expired. During such three month waiting period, the Corporation shall reimburse Employee for his actual out-of-pocket expenses incurred in maintaining his pre-existing health, life, and long term disability coverages, if any. Employee shall not be entitled to any other fringe benefits as a result of his employment with the Corporation.

      6. Business Expenses. Except as otherwise provided herein, the Corporation shall pay, either directly or by reimbursement to Employee, such reasonable and necessary business expenses incurred by Employee in the course of his employment by the Corporation as are consistent with the Corporation's policies in existence from time to time, subject to such dollar limitations and verification and record keeping requirements as may be established from time to time by the Corporation.

      7. Vacation. Employee shall be entitled to four (4) weeks paid vacation time each calendar year, prorated in accordance with Corporation policy. All vacations shall be taken by Employee at such time or times as may be approved by the Corporation. There will be no carryover of unused vacation time or sick leave from one year to another, and no compensation for such unused vacation or sick leave, if any.

      8. Time Off. Employee shall be entitled to such time off with pay for attendance at seminars, courses, meetings and conventions as is authorized by the Corporation from time to time. The specific seminars, courses, meetings and conventions to be attended by Employee shall be subject to the Corporation's prior approval.

      9. Termination of Employment.


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            (a) Voluntary Termination. Employee or the Corporation may
voluntarily terminate Employee's employment with the Corporation (and, except as otherwise specifically provided hereunder, this Agreement) at any time, by delivering to the other party written notice of such intention not less than thirty (30) days prior to the effective date of termination. Notwithstanding the foregoing, if notice of termination is given by Employee to the Corporation, then the Corporation shall have the option of advancing the effective date of such termination to any date after receipt of such notice from Employee, which option shall be exercised by the Corporation within three (3) business days of receipt of such notice.

            (b) Termination for Cause. The Corporation may immediately terminate Employee's employment with the Corporation (and, except as otherwise specifically provided hereunder, this Agreement) for "cause" by giving written notice (without regard to the thirty (30) day period provided above) of such termination to Employee specifying the grounds therefor. A termination for "cause" shall only be for any one or more of the following reasons:


                  (i) Willfully or negligently damaging the Corporation's
            property, business, reputation or goodwill.

                  (ii) Willfully injuring any employee of the Corporation.

                  (iii) Willfully injuring any person in the course of the
            performance of services for the Corporation.

                  (iv) Lawfully charged with commission of a felony.

                  (v) Stealing, dishonesty, fraud or embezzlement.

                  (vi) Deliberate and continuous neglect of duty.


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                  (vii) Use of alcohol or narcotics to the extent it prevents, in the sole judgment of the Corporations Board of Directors, Employee from effectively performing the duties set forth in Paragraph 1 above.

                  (viii) Violating the covenants set forth in Paragraphs 10 or
            11 of this Agreement.

            The decision to terminate Employee's employment for "cause" shall be made by the Corporation's Board of Directors in its sole discretion.

            (c) Termination Upon Death, Incompetency or Disability. Notwithstanding Subparagraph 9(a) above, the Corporation shall have the right to terminate Employee's employment with the Corporation (and, except as otherwise specifically provided hereunder, this Agreement) immediately and without prior written notice to Employee in the event that Employee dies, or is adjudicated incompetent, or is "permanently disabled", as hereinafter defined. As used herein, the term "permanently disabled" shall mean that Employee is unable to adequately perform his regular duties hereunder as a result of sickness or accident and such condition appears to be permanent. The determination of "permanent disability" shall be made by the Corporation's Board of Directors in its sole and absolute discretion and its decision shall be final and binding on Employee unless found to be arbitrary or capricious by a court of competent jurisdiction.

            (d) Performance of Duties During Notice Period. In the event that Employee terminates Employee's employment with the Corporation in accordance with the terms of Subparagraph 9(a), Employee, if requested by the Corporation, shall continue to render services hereunder on behalf of the Corporation for the thirty (30) day period until the


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effective date of termination, and shall, in such event, be paid the compensation due Employee hereunder for the remainder of such period.

      10. Confidential Information. Employee acknowledges and recognizes that, in connection with the performance of Employee's duties and obligations for the Corporation, Employee has and will have access to certain confidential information of the Corporation, including, but not limited to any intellectual property of the Corporation, the identity of the Corporation's clients, the identity of prospective clients, the existence of negotiations with prospective clients of the Corporation, all drawings, records, sketches, models, financial information, customer information, trade secrets, and trade secrets relating to services of the Corporation, and products being developed by the Corporation (the "Confidential Information"). Employee hereby acknowledges that the maintenance of the confidentiality of the Confidential Information and restrictions on the use of the Confidential Information is essential to the Corporation. Employee shall not, at any time, whether during the term of this Agreement or after the termination of Employee's employment with the Corporation for any reason whatsoever, divulge or reveal any of the Confidential Information to any person, party or entity, directly or indirectly. In addition, Employee shall not utilize any of the Confidential Information for Employee's own benefit, or for the benefit of any subsequent employer or competitor of the Corporation. Employee shall maintain the Confidential Information in strict confidence and shall not copy, duplicate or otherwise reproduce, in whole or in part, such Confidential Information, except as necessary for Employee to perform services for the Corporation. Upon the termination of Employee's employment by the Corporation, or at the


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earlier request of the Corporation, Employee shall immediately surrender to the
Corporation any and all memoranda, records, files or other documents and any other materials (including photocopies or other reproductions) containing or relating to the Confidential Information. Employee shall indemnify and hold the Corporation harmless from any loss, damage, expense, cost or liability arising out of any unauthorized use or disclosure of the Confidential Information by Employee. The provisions of this Paragraph 10 shall survive the termination of Employee's employment with the Corporation and the termination of this Agreement.

      11. Employee Developments. Employee is aware and understands that, during the term of Employee's employment with the Corporation or with the financial and other assistance that may be provided by the Corporation, Employee may invent, create, develop and improve certain valuable property such as, but not limited to, patents, trademarks, inventions, other patentable inventions and other trade secrets and formula, where such valuable property is (1) created during Employee's normal work hours; (2) created using the equipment or facilities of the Corporation; (3) created by Employee under the supervision or guidance of the Corporation; or (4) within the field of use which includes human or animal allograft tissue ("Employee Developments"). Employee agrees that all Employee Developments that may be developed or produced by Employee during Employee's employment by the Corporation are and will be the property of the Corporation and that Employee further agrees that he will, at the request of the Corporation, execute such documents as the Corporation may reasonably request from time to time, to assign and transfer all of the right, title and interest in Employee Developments to the Corporation and he will cooperate with the Corporation in connection with any patent applications. In this regard,


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Employee will, at all times, fully advise and inform the Corporation of all matters that Employee may be developing or working on while employed by the Corporation. Employee further agrees that upon the termination of his employment with the Corporation for any reason whatsoever, Employee shall immediately deliver and surrender to the Corporation any and all plans, documents and other materials of any nature relating to the Employee Developments. The Corporation may provide additional compensation to Employee as consideration for Employee Developments in accordance with any patent policy of the Corporation. The provisions of this Paragraph 11 shall survive the termination of this Agreement.

      12. Limitation of Employment.

            (a) After nine months of performance hereunder, in the event of the termination of Employee's employment with the Corporation either by the Corporation for cause (as defined in Subparagraph 9(b) above) or voluntarily by Employee, Employee agrees that for a period of two (2) years following the effective date of such termination, Employee will not engage in any business which receives, processes, or distributes human tissue (or in any business that competes with the Corporation) within the United States. In the event of the termination of Employee's employment with the Corporation by the Corporation without cause, Employee agrees that for a period of two (2) years following the effective date of such termination, Employee will not engage in any business which receives, processes, or distributes human tissue (or in any business that competes with the Corporation) within the United States; provided, however, that Employee shall then be entitled to a severance payment in the amount of one-half (1/2) his then current annual salary (computed without reference to shares of stock in the Corporation, fringe benefits, or any other form of compensation). The


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Corporation may require Employee to execute a release of claims against the
Corporation as a condition precedent to its obligation to make the severance payment described herein.

            (b) During the first nine months of performance hereunder, in the event of the termination of Employee's employment with the Corporation either by the Corporation for cause (as defined in Subparagraph 9(b) above) or voluntarily by Employee, Employee will not engage in the tissue banking business (or in any business that competes with the Corporation) within the United States, subject to the following terms:

Length of Service        Length of Noncompetition Period     Severance Amount
-----------------        -------------------------------     ----------------
0-3 months               none                                none

4-9 months               one month for each month of         none
                         service after the third month

       In the event of the termination of Employee's employment with the Corporation by the Corporation without cause, Employee will not engage in the tissue banking business (or in any business that competes with the Corporation) within the United States, subject to the following terms:

Length of Service        Length of Noncompetition Period     Severance Amount
-----------------        -------------------------------     ----------------
0-3 months               none                                none

4-9 months               one month for each month of         none
                         service after the third month



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      The base salary described in this subparagraph shall be computed without reference to shares of stock in the Corporation, fringe benefits, or any other form of compensation. The Corporation may require Employee to execute a release of claims against the Corporation as a condition precedent to its obligation to make the severance payment described herein.

            (c) Employee acknowledges that this restrictive covenant is reasonably necessary to protect the Corporation's legitimate business interests, which are represented by, among other things, the substantial relationships between the Corporation and its licensees and tissue sources, as well as the goodwill established by the Corporation with licensees and tissue sources in the United States and other countries where the Corporation's tissues are distributed over a protracted period.

            (d) Employee recognizes the fact that the Corporation would not sign this Agreement without the inclusion of this covenant, and Employee confirms the sufficiency of the consideration received by Employee, in the form of employment by the Corporation, in accepting this covenant as a material term of the Agreement.

            (e) The parties acknowledge and agree that no amount of money would adequately compensate the Corporation for damages which the parties acknowledge would be suffered as a result of the violation of the terms of this provision by Employee, and they confirm that any such violation would result in irreparable injury to the Corporation because of the reduction in its income caused by the loss of or damage to the aforesaid relationships. It is agreed that the Corporation will be entitled to specific performance of this provision, and to injunctive relief, in view of the fact that the actual harm is not readily ascertainable or compensable by money damages.


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            (f) The period set forth in subparagraph (a) above will be tolled during any time in which Employee is in violation of the restrictive covenant contained in this Paragraph 12, and that period will begin to run again from the date Employee ceases such violation.

            (g) This Paragraph 12 will survive the termination of this Agreement and the termination of Employee's employment with the Corporation.

      13. Remedies For Breach. It is understood and agreed by the parties that no amount of money would adequately compensate the Corporation for damages which the parties acknowledge would be suffered as a result of a violation by the Employee of the covenants contained in Paragraphs 10, 11 and 12 above, and that, therefore, the Corporation shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of Paragraphs 10, 1] and 12. which injunctive relief shall be in addition to any other rights or remedies available to the Corporation. If such a violation occurs, Employee shall be responsible for the payment of reasonable attorney's fees and other costs and expenses incurred by the Corporation in enforcing the covenants contained in Paragraphs 10, 11 and 12 above, whether incurred at the trial level or in any appellate proceeding. The provisions of this Paragraph 13 shall survive the termination of this Agreement.

      14. Limitations on Authority. Without the express written consent of the Corporation's Board of Directors, Employee shall have no authority to do any of the following:

            (a) Pledge the credit of the Corporation or any of its other employees;


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            (b) Bind the Corporation under any contract, agreement, note, mortgage or other obligation, except as provided in the Corporation's Standard Operating Procedures;

            (c) Release or discharge any debt due the Corporation unless the Corporation has received the full amount thereof; or

            (d) Sell, mortgage, transfer or otherwise dispose of any assets of the Corporation.

      15. Severability. If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability of such provision shall not affect the other provisions hereof. and this Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provision was omitted.

      16. Attorneys Fees and Costs. Except as provided in Paragraph 13 above, in the event a dispute arises between the parties hereto and suit is instituted, the prevailing party in such litigation shall be entitled to recover reasonable attorney's fees and other costs and expenses from the nonprevailing party, whether included at the trial level or in any appellate proceeding.

      17. Governing Law: Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and venue for any legal proceeding or action at law arising out of or construing this Agreement shall lie in the state courts of Alachua County, Florida, or the United States District Court For the Northern District of Florida, Gainesville Division.

      18. Completeness of Agreement. All understandings and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement


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are merged into this document which alone fully and completely expresses their agreement. No change or modification may be made to this Agreement except by instrument in writing duly executed by the parties hereto with the same formalities as this document.

      19. Notices. Any and all notices or other communications provided for herein shall be given in writing and shall be hand delivered or sent by United States mail, postage prepaid, registered or certified, return receipt requested, addressed as follows:

                   If to the Corporation:

                   Regeneration Technologies. Inc.
                   One Innovation Drive
                   Alachua, Florida 32615
                   Attn: President


                   If to Employee:

                   Thomas Brewer
                   4525 SW 96th DRIVE
                   ---------------------
                   GAINSVILLE, FL 32608
                   ---------------------

provided, however, that any party may, from time to time, give notice to the other party of some other address to which notices or other communications to such party shall be sent, in which event, notices or other communications to such party shall be sent to such address. Any notice or other communication shall be deemed to have been given and received hereunder as of the date the same is actually hand delivered or, if mailed, when deposited in the United States mail, postage prepaid, registered or certified, return receipt requested.

      20. Assignment. Neither party to this Agreement may assign its rights or obligations hereunder without the prior written consent of the other party.


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      21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, legal representatives, successors and permitted assigns.

      22. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

      23. Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

      24. Employee Handbook. Employee agrees to follow and be bound by the guidelines contained in the Corporation's Employee Handbook, as same may be modified from time to time.

                              (Signatures on following page)


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      IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date and year set forth above.

WITNESSES:                          "CORPORATION"

                                    Regeneration Technologies, Inc.

     [ILLEGIBLE]                    /s/ James M. Grooms
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                                    James M. Grooms, President

-----------------------

                                    "EMPLOYEE"

     [ILLEGIBLE]                    /s/ Thomas Brewer
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                                    Thomas Brewer

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